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                                                                      Exhibit 6c

                             THE GOVETT FUNDS, INC.
                            SELLING GROUP AGREEMENT

     As principal underwriter and distributor of the Govett International Equity Fund series, Govett Emerging Market Fund series, Govett Smaller Companies Fund series, Govett Pacific Strategy Fund series, Govett Latin America Fund series, Govett Global Income Fund series, and any future series (individually a "Fund" and together the "Funds") of The Govett Fund, Inc. (the "Fund Group"), FPS Broker Services, Inc. invite you to participate in the distribution of the shares of the Funds (the "Shares") subject to the following terms:

1. You are to offer and sell the Shares only at the public offering price (current net asset value plus any applicable sales charge) described in the applicable current prospectus of the Funds, as supplemented or amended from time to time and in full accord with all Federal and state securities laws and the rules and regulations promulgated thereunder, and the rules of the National Association of Securities Dealers, Inc. ("NASD"). You agree to act only as principal in such transactions or as agent for your customer, and you shall not have authority to act as agent for the Funds, the Fund Group or for us in any respect. All orders for shares are subject to acceptance by us and become effective only upon confirmation by the applicable Fund or its shareholder servicing agency (the "Transfer and Shareholder Services Agent"). No conditional orders for Shares will be accepted. The procedures relating to orders for Shares and the handling thereof will be subject to the Funds' description thereof set forth in the Prospectus and Statement of Additional Information (each as defined below) and to written instructions released by us from time to time.

2. Remittance for each such order, if made by check, should be payable to the applicable Fund and promptly delivered to the Transfer and Shareholder Services Agent at the address appearing on the face of the confirmation of such order. (Remittance for orders for Shares to be purchased through an individual retirement account, as described in each Prospectus, should be payable by check to the applicable Fund). Payment must be received by the Transfer and Shareholder Services Agent within three (3) business days (or such shorter period as may hereafter be required by law or regulation) after acceptance and confirmation of your order, otherwise we reserve the right, without notice, to cancel the sale, in which event you will be held responsible for any loss to the applicable Fund, or to us. You agree to provide us with written notice of any application by you to any regulatory authority for any extension of the time for such payment prior to your submission of such application.

3. (a) For your services hereunder, you will receive a dealer concession ("Dealer Concession") from us as determined in the manner provided in the then-current Prospectus of the applicable Fund. There is no Dealer Concession on Shares purchased through the reinvestment of dividends or distributions or on Shares purchased at net asset value. The Dealer Concession is subject to change from time to time, and orders placed
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                                                                      Exhibit 6c

     after the date of any such change shall be subject to the Dealer Concession in effect at the time the order is received by the Transfer and Shareholder Service Agent. Upon the purchase of Shares pursuant to a Letter of Intent or Right of Accumulation (as set forth in the Prospectus and Statement of Additional Information), you will promptly return to us any excess of the Dealer Concession previously allowed or paid to you over that allowable with respect to such later purchase. Unless you advise us to the contrary at the time of transmitting a purchase order, we will consider that the investor owns no other Shares and is not entitled to any lower sale charge than that accorded to a single transaction in the amount of the purchase order.

     (b) To the extent you provide distribution, marketing and other services to the Funds which have distribution plans (as described in the Prospectus or Statement of Additional Information) in effect under Rule 12b-1 under the 1940 Act (the "12b-1 Plans"), in connection with the promotion of the sale of Shares and the retention of assets by such Funds, including furnishing services and assistance to your customers who invest in or own Shares of such Funds and including, but not limited to, answering routine inquiries regarding such Funds and assisting in changing distribution options, account designations and addresses, we shall pay you quarterly, in accordance with the then prevailing guidelines, a portion of the fee (the "Distribution Fee") paid by such Fund pursuant to the applicable 12b-1 Plan, as set forth below ("Additional Compensation"). Such Additional Compensation shall be payable only with respect to Shares which are owned of record by your firm as nominee of your customers or which are owned by those customers of your firm whose records, as maintained by the Funds or their agents, designate your firm as the customers' dealer of record. Subject to the provisions of the 12b-1 Plans, as in effect from time to time, the Additional Compensation shall be computed at the following rates, and for each calendar quarter shall be based on the average daily net asset value of the Shares of each Fund that remain outstanding during such period, subject to such computation and accrual:

               Additional Compensation Rate for
               All Funds except the Global Income Fund:    0.40%
                         ------

               Additional Compensation Rate for
               Global Income Fund:                         0.25%

     Payment of such Additional Compensation to you shall be made within thirty
     (30) days after the close of each quarter for which such Additional Compensation is payable. If the amount of the Additional Compensation based upon the value of any customer's account is less than $1.00 for any Fund for any quarter, such Additional Compensation will not be paid. If the aggregate Additional Compensation, exclusive of Additional Compensation not paid under the preceding sentence, for all your customer accounts is less than $15.00 for all Funds for any quarter, such Additional Compensation will not be paid. In addition (i) you shall not be paid such Additional Compensation until we are in receipt of the

                                                                      Exhibit 6c

     Distribution Fee described in that Fund's Prospectus for the period in which you provide the services described above; and (ii) our liability to you for the payment of such quarterly Additional Compensation is limited solely to your pro rata proceeds of that Fund's Distribution Fee. The provisions of this paragraph may be terminated with respect to any Fund in accordance with the provisions of Rule 12b-1 under the 1940 Act, and thereafter no such Additional Compensation will be paid to you.

     Where payment is due you hereunder, we agree to send checks for the Dealer Concession and Additional Compensation to your address as it appears on our records. You must notify us of address changes and promptly negotiate such checks. Any such check that remains outstanding for twelve (12) months shall be void and the obligation represented thereby shall be extinguished.

4.   You agree:

     (a)  that you will purchase Shares only from us or from your customers;

     (b) that you will purchase Shares from us only for the purpose of covering purchase orders already received by you or for your own bona fide investment; and

     (c) that you will not directly or indirectly withhold orders for the purchase of Shares, purchase Shares in anticipation of orders, or accept conditional orders.

5. If any shares sold to you under the terms of this Agreement are repurchased by a Fund or by us for the account of a Fund, or are tendered for redemption, within three (3) business days (or such shorter period as may hereafter be required by law or regulation) after the date of the confirmation of the original purchase by you, you shall forthwith refund to us the full amount of any compensation you received on such sale.

6. Shares sold to you hereunder shall not be issued in certificate form except upon written request by you or your customer and only when payment therefor and proper and complete registration or transfer instructions have been received by the applicable Fund.

7. If the customer's account with a Fund is established without the customer signing the application form, you represent that the instructions relating to the registration and options selected which are furnished to such Fund (whether on the application form, in some other document, or orally) are duly authorized in accordance with the customer's instructions, and you agree to indemnify the Funds, the Fund Group, the Transfer and Shareholder Services Agent and us for any loss, liability, and expenses resulting from acting upon such instructions.

8. In consideration of your representations, warranties and covenants set forth below, we have agreed that representatives of your firm may effect the following transactions,

                                                                      Exhibit 6c

     subject to certain restrictions, by telephone or in writing: (1) changes in the distribution options selected by their brokerage customers with respect to their Fund accounts; (2) changes in the addresses of record of their brokerage customers with respect to their fund accounts; (3) changes in Automatic Investment Plan options of their brokerage customers with respect to their Fund accounts; (4) changes to the Systematic Withdrawal Plan options of their brokerage customers with respect to their Fund accounts which do not change the name of the recipient; and (5) general account maintenance.

     You hereby represent and warrant that any and all representatives of your firm or your correspondents who give written or telephone instructions hereunder respecting a customer's Fund account, or who execute wire orders through the National Securities Clearing Corporation's Fund/SERV system ("Fund/SERV") with respect to such account, will at all times have full and valid written authority from such customer to give such instructions or to execute such orders, and you agree that upon our request you will furnish us with evidence of such authority in your possession. You further agree to indemnify and hold harmless FPS Broker Services, Inc., the Fund Group and the Funds' Transfer Agent, and their respective affiliates, officers, directors, employees and agents, from and against any liability, claims, loss, damages, settlements, costs and expenses, including, without limitation, defense costs and attorneys' fees suffered or incurred by any of them in connection with or arising directly or indirectly out of the effectuation of any instructions from any representative of your firm or your correspondents respecting a Fund account contemplated hereunder or in connection by any representative of your firm or wire orders respecting Shares through Fund/SERV, including, without limitation, any unauthorized or fraudulent instructions or orders. You further agree that the Fund Group and the Transfer and Shareholder Services Agent each is an express third-party beneficiary of your representations, warranties and covenants set forth herein, and that such representations, warranties and covenants shall survive the termination of our Selling Group Agreement with you.

9. You agree that you will not give any information concerning Shares to any person except for information contained in the current Prospectus, as amended or supplemented from time to time (the "Prospectus"), the current Statement of Additional Information for the Funds, as amended or supplemented from time to time (the "Statement of Additional Information"), and in sales literature prepared by us to supplement the Prospectus and Statement of Additional Information ("Sales Literature"). In purchasing Shares from us, you shall rely solely on the representations contained in the Prospectus and the Statement of Additional Information. We will furnish you with a reasonable quantity of copies of the Prospectus, Statement of Additional Information, Sales Literature, and copies of amendments and supplements thereto. You agree that if and when we supply you with copies of any supplements to any Prospectus and Statement of Additional Information, you will affix copies of such supplements to copies of the applicable Prospectus and Statement of Additional Information already in your possession, and that thereafter you will distribute such Prospectus and Statement of Additional Information only if they

                                                                      Exhibit 6c

     contain such supplements. You further agree that you will accept orders of Shares of Funds covered by such Prospectus or Statement of Additional Information only from persons to whom you have previously provided a copy of the Prospectus and Statement of Additional Information containing such supplements.

     In the event you elect to use Sales Literature, you agree that such literature shall not be used in connection with the solicitation of Shares unless accompanied or preceded by the relevant Prospectus as then currently in effect and as it may be amended or supplemented in the future.

10. Each party hereto represents that it is a member of the NASD or, if a foreign dealer, agrees to be bound by the rules and regulations of the NASD. Each party hereto agrees to notify the other immediately should it cease to be a member of the NASD. Each party agrees that this Agreement shall terminate automatically on the date such party ceases to be a member of the NASD. It is further agreed that all rules or regulations of the NASD now in effect or hereafter adopted, which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, shall be deemed to be part of this Agreement to the same extent as if set forth in full herein.

11. You agree that you will in all respects duly conform with all federal and state laws and regulations applicable to the offer and sale of Shares, and will, to the maximum extent permitted by applicable law, indemnify and hold harmless FPS Broker Services, Inc., each Fund, the Fund Group, and the officers, directors, employees, agents and affiliates of FPS Broker Services, Inc., from any liability, claims, loss, damage, costs, settlements and expenses on account of any act or omission by you, your representatives, agents or sub-agents in connection with any orders or solicitation or orders of Shares by you, your representatives, agents or sub-agents. You agree to offer and sell Shares only in the states and other jurisdictions in which we have indicated in writing that such offers and sales can be made and in which you have determined that such offers and sales can legally be made and in which you are legally qualified and permitted to so act. If you effect a telephone redemption or telephone exchange of any Shares on behalf of your customer, you hereby indemnify each Fund, the Fund Group, and the Transfer and Shareholder Services Agent against any loss, injury, damage, expense, or liability as a result of acting or relying upon your telephone instructions and information.

12. We reserve the right in our discretion and without notice to you to suspend the operation of this Agreement or to suspend or modify the terms of any offering of Shares made by the Prospectus. Moreover, either party to this Agreement may cancel the same by giving written notice to the other.

13. This Agreement shall be governed by and construed in accordance with the laws of the State of California and shall be binding upon both parties hereto when signed by us and accepted by you in the space provided below. This Agreement shall not be applicable to

                                                                      Exhibit 6c

     sales of the Shares in any state in which such Shares are not qualified for sale.

14. This Agreement cannot be amended or modified expect in writing, duly executed by the authorized representatives of all of the parties to this Agreement.

15. If any party to this Agreement seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall pay all costs and expenses incurred by the prevailing party, including, without limitation, all reasonable attorneys' fees.

16. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument. All counterparts shall be considered an original of this Agreement.

17. If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the full extent possible.

18. All notices, requests, demands and other communications required by, or made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given on the date of delivery, if delivered in person, or three (3) days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed, if to you, as set forth on the signature page of this Agreement, or, if to us, as follows:

                           FPS Broker Services, Inc.
                               3200 Horizon Drive
                                 P.O. Box 61503
                        King of Prussia, PA  19406-0903
                          Attention:  General Counsel

19. You acknowledge by our execution hereof that all payments by any Fund to us under its 12b-1 Plans and all payments by Fund shareholders of sales charges shall be paid in accordance with Article III, Section 26 of the Rules of Fair Practice of the NASD, as such Section may change from time to time ("Section 26"), including, without limitation, the limitations set forth in Section 26 on the maximum asset-based sales charges (as defined in
     Section 26) payable with respect to Shares. Accordingly, it is agreed that to the extent the fees payable to us under a 12b-1 Plan with respect to a Fund or the sales charges payable by a Fund shareholder for the purchase of Fund shares are reduced or prohibited by the operation of Section 26, or payments to you hereunder of the Dealer Concession or Additional Compensation, as the case may be, will likewise be reduced or will cease. You further agree that we shall be obligated to pay you a Dealer Concession or
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                                                                      Exhibit 6c

     Additional Compensation hereunder only if and to the extent we actually receive a fee from such Fund pursuant to its 12b-1 Plan or a sales charge from such shareholder, as the case may be. You also agree to remit promptly to us any Dealer Concession or Additional Compensation paid to you that we subsequently determine was paid in connection with 12b-1 Plan fees or sales charges paid to us in violation of Section 26.

     Very truly yours,   FPS BROKER SERVICES, INC.
ACCEPTED:


______________________________________
Authorized Signature

By: Gerald Holland

Title: Vice President, FPS Broker Services, Inc.



______________________________________            ______________________________
Signature                                         Date

______________________________________
Print Name and Title of Signatory

______________________________________
Print Name of Firm

______________________________________
Address

______________________________________
Address

______________________________________


______________________________________
Tax ID Number of Firm

______________________________________
Telephone/Facsimile Number

Please return both signed copies to FPS Broker Services, Inc., 3200 Horizon
Drive King of Prussia, PA 19406.
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                                                                      Exhibit 6c

351557.c3
1/24/97